September 19, 1995


Westwood One, Inc.
9540 Washington Boulevard
Culver City, California  90232

Gentlemen:

          We have acted as counsel to Westwood One, Inc. (the "Company") in connection with the sale by the Company from time to time of up to 2,549,398 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, upon the exercise of the Company's Seven Year Common Stock Purchase Warrants, which sale is being registered pursuant to the Company's Registration Statement on Form S-3 under the Securities Act of 1933 (the "Registration Statement"). In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization and issuance of the Shares.

          Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that, when issued as described in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.


                              Very truly yours,



                              BRYAN CAVE, LLP